Exhibit 99.B.2(k)(iv)

EXPENSE LIMITATION AGREEMENT

ING INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective January 26, 2010, by and between ING Investments, LLC (the “Investment Manager”) and ING Infrastructure, Industrials and Materials Fund (the “Registrant”).  The Registrant is not a series fund investment company, therefore this Agreement shall apply to the Registrant, and the use of the terms “Fund” or “Funds” herein shall refer to the Registrant.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company; and

WHEREAS, the Registrant and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant and the Investment Manager have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Expense Limitation.

1.1           Applicable Expense Limit.  To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s Trustees who are not “interested persons,” as that term is defined in the 1940 Act, of the Investment Manager (the “Fund Operating Expenses”), incurred by each Fund listed on Schedule A during any term of this Agreement (the “Term”) exceed the Operating Expense Limit, as defined in Section 1.2 below, for such Fund for such Term, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.  For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2           Operating Expense Limit.  The Operating Expense Limit in any Term with respect to each Fund shall be the amount specified in Schedule A.

1.3           Daily Computation.  The Investment Manager shall determine on each business day whether the aggregate Term to date Fund Operating Expenses for any Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”).  If, on any business day, the aggregate Term to date Fund Operating Expenses for any Fund do not equal the Pro-Rated Expense Cap for that Fund, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.4           Payment.  At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated to a Fund in accordance with the terms of the 1940 Act.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Investment Manager.

2.             Right to Recoupment.  If the Investment Manager has waived or reduced any investment advisory fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made (collectively, a “Recoupment Amount”), if (i) on the date of any calculation under Section 1.3, the aggregate Term to date Fund Operating Expenses for any Fund are less than that day’s Pro-Rated Expense Cap for that Fund, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from a Fund shall be recouped in accordance with the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36-month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.             Term and Termination.  This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.             Miscellaneous.

4.1           Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2           Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3           Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4           Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ING INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND		ING INVESTMENTS, LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
	Kimberly A. Anderson		Todd Modic
	Senior Vice President		Senior Vice President

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

ING Infrastructure, Industrials and Materials Fund Initial Term Expires March 1, 2011	1.25%

HE

HE

*      This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.